Exhibit 99.1

SeaWorld Entertainment, Inc. Announces Changes and Additions to the Board

ORLANDO, FL, July 19, 2019 - SeaWorld Entertainment, Inc. (NYSE: SEAS) (the “Company” or “SeaWorld”), a leading theme park and entertainment company, announced today that the Board of Directors increased its size from seven to eight and elected Charles Koppelman to serve as a Director of the Company, effective July 19, 2019.

In addition, Yoshikazu Maruyama, who will continue to serve as a SeaWorld Director, will step down from his role as Chairman due to new outside professional obligations, effective July 19, 2019. The Board of Directors unanimously elected current Director Scott Ross as non-executive Chairman of the Board, effective July 19, 2019.

“I am very pleased to welcome Charles Koppelman to our Board,” said Mr. Ross. “Charles brings tremendous experience and expertise in building, managing and growing global brands in the consumer, leisure and entertainment sectors. We are fortunate to have Charles on our Board and I am looking forward to the significant contributions I’m confident he will make over the coming months and years.”

Mr. Ross continued, “We greatly appreciate Yoshi’s insightful leadership as Chairman and look forward to continuing to work with him and benefiting from his contributions as a Director going forward.”

Mr. Koppelman serves as Chairman and Chief Executive Officer of CAK Entertainment, Inc., an entertainment and leisure consultant and brand development firm he founded in 1997. He served as Executive Chairman and Principal Executive Officer of Martha Stewart Living Omnimedia, Inc. from 2005 to 2011. Mr. Koppelman served as Chairman and Chief Executive Officer of EMI Records Group, North America, from 1994 to 1997, and Chairman and Chief Executive Officer of EMI Music Publishing from 1990 to 1994. He currently serves on the board of directors of Las Vegas Sands Corp. and he previously served on the board of directors of Six Flags Entertainment Corporation, Martha Stewart Living Omnimedia, Inc. and Steve Madden, Ltd.

Mr. Ross joined SeaWorld’s Board in 2017. He is the Founder and Managing Partner of Hill Path Capital LP (“Hill Path”) which he founded in 2015. Prior to founding Hill Path, he served as a Partner at Apollo Global Management (“Apollo”), where he was responsible for leading private equity and debt investments in the lodging, leisure, entertainment, consumer and business services sectors. Prior to joining Apollo, Mr. Ross worked in various investment roles at Goldman, Sachs & Co.  Mr. Ross is a Director of Great Wolf Resorts, Inc. and previously served as a director of CEC Entertainment, Inc. (parent company of Chuck E. Cheese’s) and EVERTEC, Inc.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 35,000 animals in need over the last 55 years.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 55-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

CONTACTS:

Investor Relations Inquiries:

Matthew Stroud

Vice President of Investor Relations

(855)797-8625

Investors@SeaWorld.com

Media Inquiries:

Suzanne Pelisson Beasley

Manager, Corporate Communications

Suzanne.Pelisson-Beasley@SeaWorld.com